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                                                                     EXHIBIT 4.4

                           Dated as of March 15, 1996




Teachers Insurance and Annuity
 Association of America
730 Third Avenue
New York, New York  10017

Central Life Assurance Company
611 Fifth Avenue
Des Moines, Iowa  50309

Modern Woodmen of America
1701 First Avenue
Rock Island, Illinois  61201

Ladies and Gentlemen:

     Reference is made to those certain Note Purchase Agreements between Hutchinson Technology Incorporated, a Minnesota corporation (the "Company"), and each of Teachers Insurance and Annuity Association of America, Central Life Assurance Company and Modern Woodmen of America (collectively, the "Purchasers"), each dated as of April 20, 1994 (collectively, the "Agreements"), pursuant to which the Purchasers purchased the 7.46% Senior Notes of the Company dated April 20, 1994 in the aggregate original principal amount of $30,000,000 (the "Notes"). The Purchasers or their successors or assigns (collectively, the "Noteholders") are the registered holders of 100% of the aggregate outstanding principal amount of the Notes as reflected in the Note Register required to be maintained by the Company pursuant to Section 1O.1 of each of the Agreements, and the Noteholders whose signatures are affixed below hold at least 66-2/3% of the aggregate unpaid principal amount of the Notes outstanding as of the date hereof.

     The Company has informed the Noteholders that it proposes to enter into a loan agreement with the Wisconsin Department of Development (the "Department"), pursuant to which the Department will loan the Company $1,000,000 secured by certain personal property, and a sale leaseback transaction, and has requested that the Agreements be amended in certain respects to permit such transactions.

     Now, therefore, the Company and the Noteholders (by their acceptance hereof) hereby agree as follows:

     1. AMENDMENT TO SECTION 6.3(a). Section 6.3(a) of each of the Agreements is amended by restating clause (iv) thereof in its entirety as follows:


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          (iv) the Company may become and remain liable in respect of Funded
     Debt relating to an equivalent principal amount of IDB Debt secured by Liens permitted by subdivision (h) of SECTION 6.4 and in respect of Funded Debt secured by Liens permitted by subdivision (i),(j) or (k) of SECTION 6.4, and any Subsidiary may become and remain liable in respect of Subsidiary Secured Debt, if at the time of incurrence of any such Funded Debt or Subsidiary Secured Debt and after giving effect to such incurrence and to the concurrent retirement or incurrence of any other Debt by the Company and its Subsidiaries and to the application of the proceeds of all such incurred Debt, the aggregate principal amount outstanding of all Debt of the Company and its Subsidiaries secured bv Liens permitted by subdivision (g), (h), (i),(j) or (k) of SECTION 6.4 shall not exceed 19% of Consolidated Net Worth, PROVIDED that, the Subsidiary Secured Debt permitted by this subdivision (a)(iv) for which any one Subsidiary may become and remain liable shall not at any one time exceed $500,000 in aggregate principal amount outstanding; and

     2.   AMENDMENT TO SECTION 6.4.

          (a) Section 6.4 of each of the Agreements is amended by (i) deleting the word "and" at the end of clause (i) thereof, (ii) deleting the period at the end of clause(j) thereof and adding ";and" at the end of said clause(j), and
(iii) adding a new clause (k) following clause (j) thereof, to read as follows:

          (k) Liens on equipment of the Company securing Funded Debt in the aggregate principal amount of $1,000,000 which was created pursuant to that certain Major Economic Development Fund Agreement, dated as of March 21, 1996, between the Company and the Wisconsin Department of Development.

          (b) Section 6.4 of each of the Agreements is further amended by restating the penultimate and ultimate paragraphs thereof in their entirety as follows:

          It shall be a further condition to the creation, incurrence, assumption, extension, renewal, refunding or refinancing of any Lien otherwise permitted by subdivision (h), (i), (j) or (k) of this Section that, on the date on which the Company or any of its Subsidiaries proposes to take any such action and immediately after giving effect thereto, to the substantially concurrent incurrence of any Debt and the substantially concurrent retirement of any other Debt and to the application of the proceeds of all such Debt, the Company or such Subsidiary, as the case may be, shall be permitted to incur and remain liable in respect of at least $1.00 of additional secured Funded Debt pursuant to subdivision (a)(iv) OF
     SECTION 6.3. For all purposes of this Section, (A) Liens existing on or with respect to any assets of any Person at the time it becomes a Subsidiary shall be deemed to have been created at the time it becomes a Subsidiary, (B) any extension, renewal, refunding or refinancing of any Lien by


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     the Company or any of its Subsidiaries shall be deemed to be an incurrence of such Lien at the time of such extension, renewal, refunding or refinancing, and (C) any Lien existing on any property at the time it is acquired by the Company or any of its Subsidiaries shall be deemed to have been created at the time of such acquisition.

          In the event that any property or assets of the Company or any Subsidiary shall become or be subject to a Lien not permitted by the foregoing subdivisions (a) through (k) of this Section, the Company shall make or cause to be made effective provision satisfactory to the holders of the outstanding Notes whereby the Notes will be secured equally and ratably with all other obligations secured by such Lien, and in any event, the Notes shall have the benefit, to the full extent that (and with such priority as) the holders thereof may be entitled under applicable law, of an equitable Lien on such property or assets; PROVIDED, HOWEVER, that any violation of this Section shall constitute a Default whether or not the Company shall have made effective provision to secure the Notes equally and ratably with any such other obligations or the holders of Notes shall be entitled to such equal and ratable security or any such equitable Lien.

     3. AMENDMENT TO SECTION 6.9. Section 6.9 of each of the Agreements is amended by restating clause (d) thereof in its entirety as follows:

          (d) the Company or any Subsidiary, in addition to making any sale, lease, transfer, contribution or other disposition permitted by the foregoing provisions of this Section, (i) may sell its interests, if any, in and to the buildings and equipment constituting a part of the Manufacturing Facility and the real estate appurtenant thereto as part of the sale leaseback transaction described in clause (b) of Section 6.10 hereof and (ii) may sell any of its other assets for a consideration at least equal to the fair market value thereof (as determined in good faith by the Board of Directors) at the time of such sale but only if the assets so sold, when taken together with all other assets of the Company and its Subsidiaries (other than any buildings or equipment constituting a part of the Manufacturing Facility and the real estate appurtenant thereto sold as part of the sale leaseback transaction described in clause (b) of Section
     6.10 hereof) then being or theretofore so sold (including deemed dispositions pursuant to SECTION 6.8) during the period from and including the first day of the then current fiscal year of the Company to and including the date of such sale shall not have an aggregate fair market value or an aggregate book value (such fair market value and such book value to be determined in the case of any such assets as of the date of sale or proposed sale thereof) which shall exceed 10% of Consolidated Net Worth as at the end of the then most recently completed prior fiscal year of the Company.


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     4.   AMENDMENT TO SECTION 6.10.  Section 6.10 of each of the Agreements is amended in its entirety to read as follows:

          6.10 RESTRICTIONS ON LONG TERM LEASES AND SALE LEASEBACKS.
     (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any Long Term Lease unless, after giving effect to such Long Term Lease, (i) the aggregate amount of all Long Term Lease Rentals for which the Company and its Subsidiaries shall be liable in any one fiscal year (including the then current and each future fiscal year) under all Long Term Leases shall not exceed 10% of Consolidated Net Worth as at the end of the then most recently completed fiscal quarter of the Company, and (ii) the aggregate amount of Long Term Lease Rentals for which all such Subsidiaries shall be liable in any one fiscal year (including the then current and each future fiscal year) under all Long Term Leases shall not exceed $200,000.

          (b) The Company will not, and will not permit any of its Subsidiaries to, sell or otherwise transfer to any other Person any property (real, personal or mixed), whether now owned or hereafter acquired, with the intention that, as part of the same or any related transaction, the Company or any of its Subsidiaries shall lease as lessee all or any part of such property or any other property which would be used for substantially the same purpose, unless the cash proceeds received by the Company or a Subsidiary in such sale or other transfer are at least equal to the fair market value (as determined by the Board of Directors) of the property sold or transferred and such proceeds are applied within 180 days of receipt thereof either to the retirement of Debt of the Company and its Subsidiaries or to the acquisition of assets useful in the conduct of the business of the Company and its Subsidiaries; provided, however, that the Company may sell to Meridean Eau Claire LLC for an aggregate price of $15,300,000 the Company's interest in the buildings and equipment constituting a part of the Manufacturing Facility and the real estate appurtenant thereto and thereafter lease back from Meridean Eau Claire LLC such buildings and equipment and real estate appurtenant to the Manufacturing Facility.

     5. AMENDMENT TO SECTION 9.1. Section 9.1 of each of the Agreements is amended by adding thereto in the proper alphabetical order the following additional defined term:

          MANUFACTURING FACILITY: the manufacturing facility of the Company located in Eau Claire, Wisconsin.

     6. MISCELLANEOUS. Except as specifically amended hereby, all terms and provisions of each of the Agreements shall remain in full force and effect.
This Letter Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


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Capitalized terms used but not otherwise defined in this Letter Amendment shall have the meanings assigned to them bv each of the Agreements.

     If you are in agreement with the foregoing, please so indicate by executing the form of acknowledgment set forth below, whereupon this letter shall become a binding, agreement effective as of the date hereof,

                                        Very truly yours,

                                        HUTCHINSON TECHNOLOGY
                                         INCORPORATED



                                     By   /s/John  A. Ingleman
                                        -----------------------------------
                                        Its  CFO
                                            -------------------------------


Agreed to and accepted as of
the date first above written.

TEACHERS INSURANCE AND ANNUITY
 ASSOCIATION OF AMERICA

By           /s/Marie A. Shmaruk
  -------------------------------------------
  Its           Marie A. Shmaruk
     ----------------------------------------
       Associate Director-Private Placements
     ----------------------------------------


CENTRAL LIFE ASSURANCE COMPANY
(now AMERICAN MUTUAL LIFE INSURANCE COMPANY)

By             /s/Roger D. Fors
  -------------------------------------------
  Its             Roger D. Fors
     ----------------------------------------
                  Vice President
     ----------------------------------------


MODERN WOODMEN OF AMERICA

By               /s/Nick S. Coin
  -------------------------------------------
  Its               Nick S. Coin
     ----------------------------------------
          Supervisor, Securities Division
     ----------------------------------------


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